Post-Effective Amendment No. 18 to
                                                          SEC File No. 70-8593


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM U-1
                                APPLICATION UNDER
             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC. ("GPU")
                           GPU SERVICE, INC. ("GPUS")
                              100 Interpace Parkway
                          Parsippany, New Jersey 07054

                  GPU INTERNATIONAL, INC.("GPU International")
                        EI SERVICES, INC. ("EI Services")
                One Upper Pond Road, Parsippany, New Jersey 07054

                 JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L")
                     METROPOLITAN EDISON COMPANY ("Met-Ed")
                    PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                   P.O. Box 16001, Reading, Pennsylvania 19640

                    (Names of companies filing this statement
                       and addresses of principal offices)

                                    GPU, INC.
                     (Name of top registered holding company
                            parent of the applicants)


          M.A. Nalewako, Secretary           Douglas E. Davidson, Esq.
          M. J. Connolly, Esq.,              Berlack,  Israels  &  Liberman LLP
          Assistant General Counsel          120 West 45th Street
          GPU Service, Inc.                  New York, New York  10036
          100 Interpace Parkway
          Parsippany, New Jersey  07054

          W. S. Greengrove, Secretary        S.L. Guibord, Esq.
          GPU International, Inc.            Secretary
          GPU Electric, Inc.                 Jersey Central Power &
          One Upper Pond Road                     Light Company
          Parsippany, New Jersey  07054      Metropolitan Edison Company
                                             Pennsylvania Electric Company
                                             P.O. Box 16001
                                             Reading, Pennsylvania  19640

                     (Names and addresses of agents for service)

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               GPU, GPU International, EI  Services, JCP&L, Met-Ed, Penelec

          and GPUS hereby post-effectively  amend their Application on Form

          U-1,  docketed in SEC File No. 70-8593, as heretofore amended, as follows:

               A.   GPU's  authorization in  this  docket granted  by order

          dated January 19, 1996  (HCAR No. 35-26457) currently expires  on

          December 31, 1997.  GPU has filed and there is pending before the

          Commission  Post-Effective Amendment  Nos. 10-17  in this  docket seeking  authorization  to increase  the  maximum  amount it  may invest  or  commit  to  invest  in  exempt  wholesale  generators

          ("EWGs") and foreign utility companies ("FUCOs") to 100% of GPU's

          "consolidated retained  earnings" as defined in  Rule 53(a) under the Act. Accordingly, pending Commission action on GPU's request,

          GPU  proposes to extend until December 31, 2000 the period during which  GPU may  acquire  the securities  of  one or  more  Exempt

          Entities   indirectly  through  Subsidiary  Companies,  and  make

          investments in  Subsidiary Companies  and Exempt Entities,  in an

          aggregate amount of up to 50% of "consolidated retained earnings"

          as defined in Rule 53(a) under the Act, or as  the Commission may provide otherwise by order in this docket. GPU also proposes that

          any  Subsidiary   Company  (including  GPU  Electric,  Inc.)  may

          guarantee  or  assume  liabilities  of the  securities  or  other obligations of  their direct  or indirect  subsidiaries (provided the  issue  and sale  of any  such  security is  exempt  from the requirement of  prior Commission approval under  Sections 6(a) of the  Act) from  time  to time  through  December 31,  2000  in an

          aggregate  amount   not  to  exceed   $1  billion  at   any  time

          outstanding.  Guarantees may include guarantees or bank letter of credit reimbursement agreements or similar  financial instruments or undertakings.

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               B.   GPU submits that all of the criteria of Rules 53 and 54

          under  the Act  with  respect to  the  proposed transactions  are satisfied:

               (i)  The average consolidated retained earnings for GPU  and its  subsidiaries,  as reported  for  the  four most  recent quarterly periods in  GPU's Annual Report  on Form 10-K  for the  year ended December  31, 1996 and  Quarterly Reports on

               Form 10-Q for the quarters ended March 31, 1997 and June 30,

               1997, as filed  under the Securities  Exchange Act of  1934,

               was  approximately $2,142 million.  As of June 30, 1997, GPU

               had   invested,  or   committed   to  invest,   directly  or

               indirectly,  an aggregate  of approximately $954  million in

               EWGs and  FUCOs.   GPU's  aggregate investment  in EWGs  and

               FUCOs, pursuant to all outstanding or pending authorizations to make investments  in EWGs or FUCOs, will not  at any time exceed  the  "safe harbor"  limitation  imposed  by Rule  53 without prior Commission authorization.(1)

               (ii) GPU maintains books and records to identify investments in,  and  earnings  from, each  EWG  and  FUCO  in which  it directly or indirectly holds an interest.

                    (A) For each United States EWG in which GPU directly

               or indirectly holds an interest:

                    (1)  the books and records for such EWG will be kept in

                    conformity  with  United   States  generally   accepted

                    -----------------------

          1 As noted above, GPU has filed with the Commission Post-Effective Amendments to its Application on Form U-1 in this docket requesting authorization to increase this limitation to 100% of GPU's "consolidated returned earnings."

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                    accounting principles ("GAAP");

                    (2)  the  financial  statements  will  be  prepared  in

                    accordance with the GAAP; and

                    (3)  GPU   directly   or   through   its   subsidiaries

                    undertakes  to provide  the  Commission access  to such

                    books and  records  and  financial  statements  as  the

                    Commission may request.

               (B) For each FUCO or foreign EWG which is a majority owned subsidiary of GPU:

                    (1)  the books and records  for such subsidiary will be

                    kept in accordance with GAAP;

                    (2) the financial statements for such subsidiary will

                    be prepared in accordance with GAAP; and

                    (3)  GPU   directly   or   through   its   subsidiaries

                    undertakes  to provide  the Commission  access to  such

                    books and  records and financial statements,  or copies

                    thereof in English, as the Commission may request.

               (C) For each FUCO or foreign EWG in which GPU owns 50% or

               less of  the voting securities, GPU directly  or through its subsidiaries  will  proceed in  good  faith,  to the  extent reasonable under the circumstances, to cause

                    (1)  such  entity  to  maintain books  and  records  in

                    accordance with GAAP;

                    (2)  the  financial  statements of  such  entity  to be

                    prepared in accordance with GAAP; and

                    (3) access by the Commission to such books and records

                    and financial statements (or copies thereof) in English

                    as the Commission may request and, in any event, GPU will



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                    provide  the Commission on request  copies of such

                    materials  as  are  made   available  to  GPU  and  its

                    subsidiaries.  If and to the extent that  such entity's

                    books,   records  or   financial  statements   are  not

                    maintained  in accordance  with  GAAP, GPU  will,  upon

                    request of the  Commission, describe and  quantify each

                    material  variation therefrom  as  and  to  the  extent

                    required by subparagraphs (a) (2) (iii) (A) and (a) (2)

                    (iii) (B) of Rule 53.

               (iii)   No  more than  2% of  GPU's domestic  public utility

          subsidiary  employees  will  render  any  services,  directly  or indirectly,  to any  EWG  and  FUCO  in  which  GPU  directly  or indirectly holds an interest.

               (iv) Copies of this Post-Effective Amendment are being

          provided  to the  New Jersey  Board of  Public Utilities  and the

          Pennsylvania Public  Utility Commission, the only  federal, state or local regulatory agencies  having jurisdiction over the retail

          rates of  GPU's electric  utility subsidiaries.(2)   In addition,

          GPU will  submit to each  such commission  copies of any  Rule 24 certificates required  hereunder, as well as a  copy of Item 9 of

          GPU's Form U5S  and Exhibits H and I thereof (commencing with the

          Form  U5S  to  be  filed  for  the calendar  year  in  which  the authorization herein requested is granted).

          ------------------------

          2 Pennsylvania Electric Company ("Penelec") is also subject to retail rate regulation by the New York Public Service Commission with respect to retail service to approximately 11,300 customers in Waverly, New York served by Waverly Electric Power & Light Company, a Penelec subsidiary. Waverly Electric's revenues are immaterial, accounting for less than 1% of Penelec's total operating revenues.

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               (v)  None of  the provisions  of  paragraph (b)  of Rule  53 render paragraph  (a) of that  Rule unavailable for  the proposed transactions.

               (A)  Neither GPU nor any subsidiary of GPU is the subject of any pending bankruptcy or similar proceeding.

               (B) GPU's average consolidated retained earnings for the

               four  most  recent quarterly  periods  (approximately $2,142

               million)  represented  an  increase  of   approximately  $28

               million in  the average  consolidated retained  earnings for the  previous four  quarterly periods  (approximately $2,114 million).

               (C) GPU did not incur operating losses from direct or

               indirect  investments in EWGs and FUCOs in 1996 in excess of

               5%  of  GPU's  December   31,  1996  consolidated   retained

               earnings.

               (vi) In accordance with Rule 54, the requirements of Rule

          53(a), (b) and (c) are fulfilled.

               C.   The estimated  fees,  commissions and  expenses  to  be

          incurred by GPU in connection with the proposed transactions will be filed by amendment.

               D. GPU believes that Sections 6(a), 7, 9(a), 10, 12, 32,

          and 33 of  the Act and Rules 43, 45, 53  and 54 are applicable to the proposed transactions.

               E.   No  Federal  or  State  Commission,   other  than  your

          Commission   has  jurisdiction  with   respect  to  the  proposed

          transactions.

               F.   It is requested that the Commission issue an order with

          respect  to  the transactions  proposed  herein  at the  earliest practicable date but, in any event, not later than December 15, 1997.

          It  is  further  requested  that  (i)  there  not  be  a  recommended

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          decision by  an  Administrative Law  Judge or  other

          responsible officer of  the Commission, (ii) the Office of Public

          Utility Regulation be permitted to  assist in the preparation  of the Commission's decision, and  (iii) there be no waiting  period between  the issuance of the  Commission's order and  the date on which it is to become effective.

               G.   The  following exhibits  and  financial statements  are

          filed in Item 6 hereof:

               (a)  Exhibits.

                    F - Opinion of Berlack, Israels & Liberman LLP to be
                        filed by amendment.

                    G - Financial   Data   Schedule  to  be  filed  by
                        amendment.

                    H - Proposed form of public notice.

               (b)  Financial Statements.

                    1-A  -    GPU  and  Subsidiary  Companies  Consolidated
                              Balance Sheets, actual and  pro forma, as  at
                              June 30, 1997, and Consolidated Statements of
                              Income and Retained Earnings, actual  and pro
                              forma, for  the twelve months  ended June 30,
                              1997;  pro forma  journal  entries     to  be
                              filed by amendment.

                    1-B  -    GPU (Corporate)  Balance Sheets,  actual and pro
                              forma, as at June 30, 1997, Statements of Income and Retained Earnings, actual and pro forma, for the twelve months ended June 30, 1997; pro forma journal entries to be filed by amendment.

                    2    -    Reference is made to 1-A above.

                    4    -    None,  except as  set forth  in Notes  to the
                              Financial Statements.

               H.   The proposed  transaction will  be carried out  for the

          purpose  of financing  GPU s business activities.   As  such, the

          issuance of an order  by your Commission with respect  thereto is not a major Federal action significantly affecting the quality of the


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          human environment.

               I.   No  Federal  agency has  prepared  or  is preparing  an

          environmental  impact  statement  with  respect  to  the  various proposed transactions which are the subject hereof.  Reference is made to Item 4 hereof regarding regulatory approvals with respect to the proposed transactions.



























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                                    SIGNATURE

               Pursuant to  the requirements of the  Public Utility Holding

          Company  Act of 1935,  the undersigned companies have duly caused this  statement to be signed  on their behalf  by the undersigned thereunto duly authorized.



          Dated: October 22, 1997

                            GPU, INC.
                            JERSEY CENTRAL POWER & LIGHT COMPANY METROPOLITAN EDISON COMPANY PENNSYLVANIA ELECTRIC COMPANY GPU SERVICE, INC.




                            By:/s/ T. G. Howson

                                T. G. Howson
                                Vice President and Treasurer


                            GPU INTERNATIONAL, INC.
                            EI SERVICES, INC.




                            By:/s/B. L. Levy

                                B. L. Levy
                                President

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                                                                October 22, 1997






          Securities and Exchange Commission
          450 5th Street, N.W.
          Washington, D.C. 20549

               Re:  GPU, Inc.
                    SEC File No. 70-8593

          Gentlemen:

               We transmit herewith for electronic filing under the Public Utility Holding Company Act of 1935, a Post-Effective Amendment
          No. 18 to the Application on Form U-1.

               All comments that arise regarding this filing should be addressed to the attention of the undersigned, GPU, Inc., 100 Interpace Parkway, Parsippany, NJ 07054, (201) 263-6407.



                                        Very truly yours,

                                        GPU, INC.



                                        By:/s/ T. G. Howson
                                             T. G. Howson
                                             Vice President and Treasurer

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